Exhibit 99.1

Investors and Media:

Jonathan Lock & Ryan Rendino

(630) 824-1907

SUNCOKE ENERGY, INC. ANNOUNCES FULL-YEAR 2017 RESULTS AT TOP END OF GUIDANCE RANGE

AND PROVIDES GUIDANCE FOR FURTHER IMPROVEMENT IN 2018

•	Net income attributable to SXC was $122.4 million, or $1.88 per share, in full-year 2017 and $134.0 million, or $2.05 per share, in fourth quarter 2017, driven primarily by tax benefits of approximately $125 million, or $1.91 per share, associated with the recently passed tax legislation

•	Operating cash flow was $148.5 million in full-year 2017, above our guidance of $128 million to $143 million; operating cash flow was $20.2 million in fourth quarter 2017

•	Full-year 2017 consolidated Adjusted EBITDA increased $17.7 million, or 8.2%, to $234.7 million, and finished at the top end of our guidance range of $220 million to $235 million

•	Fourth quarter Adjusted EBITDA was $69.5 million, reflecting record volumes at CMT and the recognition of $16.4 million of deferred revenue on take-or-pay contracts

•	Full-year 2018 consolidated Adjusted EBITDA guidance of $240 million to $255 million

LISLE, Ill. (January 31, 2018) - SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter and full-year 2017 results, reflecting improved operating performance and tax benefits associated with recently passed legislation.

“A solid fourth quarter contributed to SunCoke’s success in delivering full-year Adjusted EBITDA at the top end of our guidance range, and again illustrated the strength of our coke and logistics businesses,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “In 2017, our teams delivered strong operating results, which included our successful efforts to diversify CMT’s customer and product base, optimized our capital structure and remained disciplined in deploying SunCoke capital.”

Looking forward, the Company expects 2018 consolidated Adjusted EBITDA to be between $240 million and $255 million, reflecting improvement at Indiana Harbor and higher logistics volumes.

Rippey continued, “As we move into 2018, we will remain focused on operations excellence, including the rebuild initiative at our Indiana Harbor facility and our continued efforts to secure new business at CMT. In doing so, I am confident that we can again execute against our objectives and deliver value to SunCoke shareholders.”

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2017	2016	Increase/ (Decrease)	2017	2016	Increase
Total revenues	$359.6	$325.6	$34.0	$1,331.5	$1,223.3	$108.2
Net income attributable to SXC	$134.0	$17.0	$117.0	$122.4	$14.4	$108.0
Adjusted EBITDA(1)	$69.5	$77.3	$(7.8)	$234.7	$217.0	$17.7

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from operations increased $34.0 million and $108.2 million for the fourth quarter and full-year 2017, respectively, compared with the same prior year periods, primarily reflecting the pass-through of higher coal prices in our Domestic Coke segment.

Adjusted EBITDA during the fourth quarter of 2017 decreased $7.8 million to $69.5 million compared to the same prior year periods, primarily driven by the timing of revenue recognized on our Logistics take-or-pay contracts discussed in the segment results below. Excluding this timing impact, fourth quarter 2017 results improved $7.3 million as compared to the prior year period.

Full-year Adjusted EBITDA increased $17.7 million to $234.7 million, primarily reflecting higher volumes in our Logistics segment and a $4.5 million benefit of the full-year absence of our legacy coal mining business, which was disposed of in April 2016. Lower Adjusted EBITDA in our Domestic Coke segment was offset by record production performance in our Brazil Coke segment and lower employee-related corporate costs.

Fourth quarter and full-year 2017 net income attributable to SXC was $134.0 million, or $2.05 per share, and $122.4 million, or $1.88 per share, reflecting operating results discussed above as well as income tax benefits associated with the recently passed tax legislation, which lowered corporate tax rates. These full-year period benefits were partially offset by the net impact of current year losses on extinguishment of debt and the absence of prior year gains on extinguishment of debt.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2017	2016	Increase	2017	2016	Increase/ (Decrease)
Sales and other operating revenues	$310.1	$261.4	$48.7	$1,195.0	$1,097.6	$97.4
Adjusted EBITDA(1)	$39.6	$36.5	$3.1	$188.9	$193.9	$(5.0)
Sales Volume (in thousands of tons)	977	964	13	3,851	3,956	(105)
Adjusted EBITDA per ton(2)	$40.53	$37.86	$2.67	$49.05	$49.01	$0.04

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues increased $48.7 million and $97.4 million, for the fourth quarter and full-year 2017, respectively, compared with the same prior year periods, primarily as a result of the pass-through of higher coal prices. The increase in revenues for full-year 2017 were partially offset by a decrease in sales volumes of 105 thousand tons compared to 2016, driven by more ovens out of service at Indiana Harbor in connection with the ongoing oven rebuild initiative.

•	Adjusted EBITDA increased $3.1 million to $39.6 million for the fourth quarter 2017 driven by higher energy sales at our Haverhill facility, which were negatively impacted in the prior year by a turbine failure. Favorable volumes and favorable coal-to-coke yields in 2017 were offset by higher operating and maintenance costs, partly attributable to a higher number of Indiana Harbor oven rebuilds as compared to the prior year period. Adjusted EBITDA decreased $5.0 million to $188.9 million for the full-year 2017 driven by higher operating and maintenance costs and lower sales volumes related to our Indiana Harbor oven rebuilds, partially offset by the impacts of favorable coal-to-coke yields and higher energy sales at our Haverhill facility discussed above.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates operated by SXCP at our Convent Marine Terminal (“CMT”), Lake Terminal and Kanawha River Terminals (“KRT”). Additionally, Dismal River Terminal (“DRT”) is operated by SXC.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2017	2016	Decrease	2017	2016	Increase/ (Decrease)
Sales and other operating revenues	$38.3	$48.2	$(9.9)	$93.1	$84.7	$8.4
Adjusted EBITDA(1)	$35.1	$45.3	$(10.2)	$70.8	$63.9	$6.9
Tons handled (thousands of tons)(2)	5,590	5,712	(122)	21,616	18,569	3,047
CMT take-or-pay shortfall tons (thousands of tons)(3)	413	1,074	(661)	2,918	6,076	(3,158)

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Reflects tons billed under take-or-pay contracts where services were not performed.

•	Revenues and Adjusted EBITDA decreased $9.9 million and $10.2 million for the fourth quarter 2017 and increased $8.4 million and $6.9 million for the full-year 2017, respectively, compared with the same prior year periods. CMT achieved record volumes in 2017, including higher throughput on take-or-pay contracts, which resulted in higher revenues throughout 2017 and lowered the deferred revenue recognized in the fourth quarter 2017 for take-or-pay volume shortfalls as compared to same prior year period.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

•	Adjusted EBITDA decreased $3.6 million to $4.7 million in fourth quarter of 2017 related to the timing of the recognition of licensing fees. In 2016, the full year benefit of $5.1 million for incremental technology and licensing fees related to the addition of certain patents to our existing intellectual property licensing agreement was recognized during the fourth quarter, at the time of the agreement, but was recognized ratably each quarter throughout 2017. Adjusted EBITDA increased $2.0 million to $18.2 million for the full-year 2017 compared to 2016 due to by higher volumes and favorable translation adjustments. Higher volumes resulted in higher production bonuses received from our customer in the current year for meeting certain volume targets beyond that of the prior year.

Corporate and Other

Corporate and other expenses, which includes activity from our legacy coal mining business, were $9.9 million and $43.2 million in the fourth quarter and full-year of 2017, respectively, compared with the same prior year periods. The fourth quarter 2017 resulted in an improvement of $2.9 million versus fourth quarter 2016 primarily due to lower employee-related and other costs. The full year 2017 experienced an improvement of $13.8 million versus the full-year 2016, driven by a $4.5 million period-over-period benefit associated with the absence of our legacy coal mining business, which was disposed of in April 2016. The current full-year period also benefited from $4.6 million of lower employee-related and other costs and $2.2 million of favorable period-over-period, mark-to-market adjustments in deferred compensation driven by changes in the Company’s share price and the Partnership’s unit price. The remaining improvement was driven by lower costs incurred to resolve certain legal matters as compared to the prior year period.

2018 OUTLOOK

Our 2018 guidance is as follows:

•	Domestic coke production is expected to be approximately 3.9 million tons

•	Consolidated Adjusted EBITDA is expected to be between $240 million to $255 million

•	Adjusted EBITDA attributable to SXC is expected to be between $160 million and $171 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $95 million, including $25 million to $30 million related to our Indiana Harbor oven rebuild project and approximately $35M related to our Granite City gas sharing project

•	Cash generated by operations is estimated to be between $150 million and $165 million

•	Cash taxes are projected to be between $7 million and $14 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 1175238. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) and its sponsored master limited partnership subsidiary, SunCoke Energy Partners, L.P. (NYSE: SXCP), supply high-quality coke used in the blast furnace production of steel, under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. We have more than 50 years of cokemaking experience serving the integrated steel industry. Through SXCP, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc. and SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT, and the expiration of certain acquired contractual obligations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC/SXCP represents consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$359.6	$325.6	$1,331.5	$1,223.3
Costs and operating expenses
Cost of products sold and operating expenses	272.0	224.0	1,020.8	906.5
Selling, general and administrative expenses	18.1	22.5	79.6	91.3
Depreciation and amortization expense	31.0	31.8	128.2	114.2
Loss on divestiture of business	—	—	—	14.7

Total costs and operating expenses	321.1	278.3	1,228.6	1,126.7

Operating income	38.5	47.3	102.9	96.6
Interest expense, net	15.6	13.2	60.6	53.5
(Gain) loss on extinguishment of debt, net	—	(0.1)	20.4	(25.0)

Income before income tax expense (benefit)	22.9	34.2	21.9	68.1
Income tax (benefit) expense	(151.0)	2.7	(81.6)	8.6

Net income	173.9	31.5	103.5	59.5
Less: Net income (loss) attributable to noncontrolling interests	39.9	14.5	(18.9)	45.1

Net income attributable to SunCoke Energy, Inc.	$134.0	$17.0	$122.4	$14.4

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$2.08	$0.26	$1.90	$0.22
Diluted	$2.05	$0.26	$1.88	$0.22
Weighted average number of common shares outstanding:
Basic	64.4	64.2	64.3	64.2
Diluted	65.3	64.9	65.2	64.4

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2017	2016
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$120.2	$134.0
Receivables	68.5	60.7
Receivable from redemption of Brazilian investment	—	20.5
Inventories	111.0	92.5
Income tax receivable	4.8	4.6
Other current assets	6.7	3.8

Total current assets	311.2	316.1

Properties, plants and equipment (net of accumulated depreciation of $733.2 million and $625.9 million at December 31, 2017 and 2016, respectively)	1,501.3	1,542.6
Goodwill	76.9	76.9
Other intangible assets, net	167.9	179.0
Deferred charges and other assets	2.8	6.3

Total assets	$2,060.1	$2,120.9

Liabilities and Equity
Accounts payable	$115.5	$98.6
Accrued liabilities	53.2	49.8
Deferred revenue	1.7	2.5
Current portion of long-term debt and financing obligation	2.6	4.9
Interest payable	5.4	16.2

Total current liabilities	178.4	172.0

Long-term debt and financing obligation	861.1	849.2
Accrual for black lung benefits	44.9	45.4
Retirement benefit liabilities	28.2	29.0
Deferred income taxes	257.8	352.5
Asset retirement obligations	14.0	13.9
Other deferred credits and liabilities	16.1	19.0

Total liabilities	1,400.5	1,481.0

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 72,006,905 shares and 71,707,304 shares at December 31, 2017 and 2016, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at December 31, 2017 and 2016, respectively	(140.7)	(140.7)
Additional paid-in capital	486.2	492.1
Accumulated other comprehensive loss	(20.1)	(19.0)
Retained earnings (deficit)	100.1	(22.0)

Total SunCoke Energy, Inc. stockholders’ equity	426.2	311.1
Noncontrolling interests	233.4	328.8

Total equity	659.6	639.9

Total liabilities and equity	$2,060.1	$2,120.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2017	2016
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$103.5	$59.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	128.2	114.2
Deferred income tax (benefit) expense	(87.2)	3.1
Payments in excess of expense for postretirement plan benefits	(1.8)	(2.6)
Share-based compensation expense	4.8	6.5
Loss (gain) on extinguishment of debt, net	20.4	(25.0)
Loss on divestiture of business and impairments	—	14.7
Changes in working capital pertaining to operating activities (net of the effects of divestiture):
Receivables	(7.8)	3.7
Inventories	(18.5)	29.4
Accounts payable	11.7	(0.8)
Accrued liabilities	2.6	6.8
Deferred revenue	(0.8)	0.4
Interest payable	(10.8)	(2.7)
Income taxes	(0.2)	7.0
Other	4.4	4.9

Net cash provided by operating activities	148.5	219.1

Cash Flows from Investing Activities:
Capital expenditures	(75.6)	(63.7)
Decrease in restricted cash	0.5	17.7
Return of Brazilian investment	20.5	20.5
Divestiture of coal business	—	(12.8)
Other investing activities	—	2.1

Net cash used in investing activities	(54.6)	(36.2)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	693.7	—
Repayment of long-term debt	(644.9)	(66.1)
Debt issuance costs	(17.4)	(0.2)
Proceeds from revolving facility	350.0	28.0
Repayment of revolving facility	(392.0)	(98.4)
Proceeds from financing obligation	—	16.2
Repayment of financing obligation	(2.5)	(1.0)
Cash distributions to noncontrolling interests	(47.0)	(49.4)
Acquisition of additional interest in the Partnership	(48.7)	—
Other financing activities	1.1	(1.4)

Net cash used in financing activities	(107.7)	(172.3)

Net (decrease) increase in cash and cash equivalents	(13.8)	10.6
Cash and cash equivalents at beginning of year	134.0	123.4

Cash and cash equivalents at end of year	$120.2	$134.0

Supplemental Disclosure of Cash Flow Information
Interest paid	$69.0	$58.4
Income taxes paid, net of refunds of $1.0 million and $8.2 million, respectively	$5.8	$(2.3)

SunCoke Energy, Inc.

Segment Financial and Operating Data

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$310.1	$261.4	$1,195.0	$1,097.6
Brazil Coke	11.2	16.0	43.4	39.5
Logistics	38.3	48.2	93.1	84.7
Logistics intersegment sales	8.8	7.9	23.8	23.2
Corporate and Other(1)	—	—	—	1.5
Corporate and Other intersegment sales(1)	—	—	—	22.0
Elimination of intersegment sales	(8.8)	(7.9)	(23.8)	(45.2)

Total sales and other operating revenue	$359.6	$325.6	$1,331.5	$1,223.3

Adjusted EBITDA(2)
Domestic Coke	$39.6	$36.5	$188.9	$193.9
Brazil Coke	4.7	8.3	18.2	16.2
Logistics	35.1	45.3	70.8	63.9
Corporate and Other(3)	(9.9)	(12.8)	(43.2)	(57.0)

Total Adjusted EBITDA	$69.5	$77.3	$234.7	$217.0

Coke Operating Data:
Domestic Coke capacity utilization (%)	92	90	91	93
Domestic Coke production volumes (thousands of tons)	982	964	3,861	3,954
Domestic Coke sales volumes (thousands of tons)	977	964	3,851	3,956
Domestic Coke Adjusted EBITDA per ton(4)	$40.53	$37.86	$49.05	$49.01
Brazilian Coke production—operated facility (thousands of tons)	445	446	1,761	1,741
Logistics Operating Data:
Tons handled (thousands of tons)(5)	5,590	5,712	21,616	18,569
CMT take-or-pay shortfall (thousands of tons)(6)	413	1,074	2,918	6,076

(1)	Corporate and Other revenues are related to our legacy coal mining business.
(2)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)	Corporate and Other includes the activity from our legacy coal mining business, which incurred Adjusted EBITDA losses of $2.3 million and $10.5 million during the three and twelve months ended December 31, 2017, respectively, as well as losses of $3.2 million and $15.0 million during the three and twelve months ended December 31, 2016, respectively.
(4)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(5)	Reflects inbound tons handled during the period.
(6)	Reflects tons billed under take-or-pay contracts where services were not performed.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Net cash provided by operating activities	$20.2	$53.0	$148.5	$219.1
Subtract:
Depreciation and amortization expense	31.0	31.8	128.2	114.2
Deferred income tax (benefit) expense	(157.6)	(1.4)	(87.2)	3.1
(Gain) loss on extinguishment of debt	—	(0.1)	20.4	(25.0)
Loss on divestiture of business	—	—	—	14.7
Changes in working capital and other	(27.1)	(8.8)	(16.4)	52.6

Net income	$173.9	$31.5	$103.5	$59.5

Add:
Depreciation and amortization expense	$31.0	$31.8	$128.2	$114.2
Interest expense, net	15.6	13.2	60.6	53.5
(Gain) loss on extinguishment of debt	—	(0.1)	20.4	(25.0)
Income tax (benefit) expense	(151.0)	2.7	(81.6)	8.6
Contingent consideration adjustments(1)	—	(1.8)	(1.7)	(10.1)
Expiration of land deposits and write-off of costs related to potential new cokemaking facility(2)	—	—	5.3	1.9
Non-cash reversal of acquired contractual obligation(3)	—	—	—	(0.7)
Loss on divestiture of business	—	—	—	14.7
Coal rationalization costs(4)	—	—	—	0.4

Adjusted EBITDA(5)	$69.5	$77.3	$234.7	$217.0

Subtract: Adjusted EBITDA attributable to noncontrolling interest(6)	25.4	28.8	86.4	86.6

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$44.1	$48.5	$148.3	$130.4

(1)	As a result of changes in the fair value of the contingent consideration liability, the Partnership recognized a benefit of $1.7 million during 2017. The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. This amendment and subsequent fair value adjustments to the contingent consideration liability, resulted in gains of $1.8 million and $10.1 million recorded during the three and twelve months ended December 31, 2016, respectively, which were excluded from Adjusted EBITDA.
(2)	In 2014, we finalized the required permitting and engineering plan for a potential new cokemaking facility to be constructed in Kentucky. However, in June 2017, due to our focus on renewing our existing customer contracts and the lack of any long-term customer commitment for a majority of the facility’s capacity, we decided to terminate the project. As a result, during 2017, the Company wrote-off previously capitalized engineering and land deposit costs of $5.3 million. During 2016, the Company wrote-off expiring land deposits related to the project of $1.9 million.
(3)	In association with the acquisition of CMT, we assumed certain performance obligations under existing contracts and recorded liabilities related to such obligations. In 2016, the final acquired contractual performance obligations expired without the customers requiring performance. Therefore, the Partnership reversed the liabilities as we no longer have any obligations under the contracts.
(4)	Prior to the divestiture of our coal mining business, the Company incurred coal rationalization costs including employee severance, contract termination costs and other costs to idle mines incurred during the execution of our coal rationalization plan.
(5)	In accordance with the SEC’s May 2016 update of its guidance on the appropriate use of non-GAAP financial measures, Adjusted EBITDA does not include Logistics deferred revenue until it is recognized as GAAP revenue.
(6)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2017 Net Cash Provided by Operating Activities to Estimated Net Income and Consolidated Adjusted EBITDA

	2018
	Low	High
Net Cash Provided by Operating activities	$150	$165
Subtract:
Depreciation and amortization expense	137	129
Changes in working capital and other	(22)	(14)

Net Income	$35	$50

Add:
Depreciation and amortization expense	137	129
Interest expense, net	63	63
Income tax expense	5	13

Adjusted EBITDA	$240	$255

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	80	84

Adjusted EBITDA attributable to SXC	$160	$171

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.